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           AMENDED LICENSE AND TECHNOLOGICAL ASSISTANCE AGREEMENT


INTRODUCTION


THIS AMENDED AGREEMENT ("Agreement") is made this 22nd day of November,
1996, between Carborundum Corporation, a corporation organized under the laws of the State of Delaware with principal offices at Crows Mill Road, Keasbey, New Jersey 08832, (hereinafter referred to as "Licensor"), and New Castle Refractories Company, a division of Dixon Ticonderoga Company, a corporation organized under the laws of the State of Delaware, with principal offices at 915 Industrial Street, New Castle, Pennsylvania 16102 (hereinafter referred to as "Licensee").

WHEREAS, Licensor, pursuant to a Federal Trade Commission (FTC) Consent
Order executed by the FTC and by Saint-Gobain/Norton Industrial Ceramics Corporation on February 26, 1996, and entered as final on June 12, 1996, arising out of "In the Matter of Saint-Gobain/Norton Industrial Ceramics Corporation," is interested in enabling Licensee to enter the Silicon Carbide Refractory Brick business by providing Licensee with a patent and technology license and with a technology transfer;

WHEREAS, Licensee is interested in entering the Silicon Carbide Refractory Brick business through the acquisition of a patent and technology license from Licensor;

WHEREAS, Licensor is further willing to provide Licensee with equipment purchase and product sourcing options pursuant to companion agreements entitled "Equipment Option and Purchase Agreement" and "Product Purchase Agreement" respectively;

WHEREAS, Licensor and Licensee entered into an agreement dated August 23, 1996 ("Original Agreement"), providing Licensee a license from Licensor for Silicon Carbide Refractory Brick Technology; and

WHEREAS, Licensor and Licensee wish to amend the Original Agreement;

NOW, THEREFORE, in consideration of the terms and conditions expressed hereinbelow, Licensor and Licensee agree as follows:

1.    DEFINITIONS

      As used herein:

      1.1 "Effective Date Of This Agreement" shall mean the date on which this Agreement has been finally approved by the FTC.
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      1.2  "Silicon Carbide Refractory Bricks" shall mean all refractory products composed of bonded silicon carbide grains which are formed by hydraulic, mechanical or vibratory pressing, and are marketed for use in the manufacture of primary metals, including aluminum reduction cells, steel blast furnaces, and copper shaft furnaces.

      1.3 "Silicon Carbide Refractory Brick Technology" shall mean: all patents, trade secrets, technology and know-how of Licensor for producing any Silicon Carbide Refractory Brick product sold by Carborundum on or before the date hereof, all such information being sufficiently detailed for the commercial production and sale of such products, including, but not limited to, all technical information, data, specifications, drawings, design and equipment specifications, manuals, engineering reports, manufacturing designs and reports, operation manuals, and formulations, laboratory research, and quality control data.

      1.4 "Licensed Patents" shall mean all letters patent identified in Appendix A.

      1.5 "Licensed Products" shall mean products manufactured with the Silicon Carbide Refractory Brick Technology.

      1.6  "Sole License" shall mean an exclusive license with the exception of:
                 (a) Licensor, Licensor's affiliate, and other non North American third parties; and
                 (b) any third party to whom the Silicon Carbide Refractory Brick Technology had been licensed or otherwise transferred prior to the date hereof.

2.    PATENT AND TECHNOLOGY LICENSE

      2.1 Subject to and conditioned upon final approval by the FTC, Licensor hereby grants to Licensee a fully paid-up, Sole License, without the right to sublicense, under the Licensed Patent and under the Silicon Carbide Refractory Brick Technology to manufacture, use and sell Licensed Products.

      2.2 Licensor shall provide Licensee prior to the Effective Date Of This Agreement, a list which represents Licensor's best understanding of the third parties to whom the Silicon Carbide Brick Technology had been licensed or otherwise transferred prior to the date hereof.

3.    TECHNICAL INFORMATION AND KNOW-HOW AND TECHNICAL
      SERVICES

      3.1 During the period of 12 months after the Effective Date Of This Agreement, on reasonable notice and request by Licensee, Licensor shall provide to the Licensee information, technical assistance, and advice sufficient to effect the transfer to the Licensee of the Silicon Carbide Refractory Brick Technology and to enable the Licensee to manufacture Silicon Carbide Refractory Bricks.

      3.2 During the period of 12 months after the Effective Date Of This Agreement, on reasonable notice and request by Licensee, Licensor shall also provide to the Licensee consultation and training with knowledgeable employees of Licensor, including at least one qualified engineer, at the Licensee's facility for a period of time, not to exceed three (3) months, sufficient to satisfy Licensee's management that its personnel are adequately trained in the manufacture of Silicon Carbide Refractory Bricks.

      3.3 Licensee shall reimburse Licensor for all of its direct out-of-pocket expenses, including direct travel expenses, incurred in providing the assistance required by this Article 3. Licensee shall also pay Licensor a per diem (including time spent in travel to Licensee's site) equal to Licensor's actual expenses (including but not limited to daily wages or salary plus benefits) not to exceed five hundred dollars per day ($500.00/day) per Licensor employee for each day greater than 30 days of on-site assistance incurred in providing the assistance required by this Article 3. All such payments shall be made in United States dollars or in such other currency as Licensor may approve in writing.

      3.4 Licensor shall provide the Licensee with all promotional, advertising, and marketing materials regarding Silicon Carbide Refractory Bricks prepared or made available by Licensor at any time during the period commencing twelve (12) months prior to the date hereof, a list of all customers of Licensor's Silicon Carbide Refractory Bricks during the period commencing twenty four (24) months prior to the date hereof, and a list of Licensor's suppliers of silicon carbide, other raw materials, and production components used to produce Licensor's Silicon Carbide Refractory Bricks.

      3.5 Nothing in this Agreement shall obligate Licensor to transfer to Licensee any technology or know-how (or rights thereto) that was not in Licensor's possession or control during the entire period between June 12, 1996 and the Effective Date of This Agreement.

      3.6 If, prior to six (6) months following the Effective Date of This Agreement, Licensor makes a SiC Refractory Brick product development and introduces an improved SiC Refractory Brick product which is different from a Licensed Product in the primary metals marketplace (i.e., the aluminum reduction cell, the steel blast furnace, and the copper shaft furnace marketplaces), Licensor shall transfer such product development to Licensee according to paragraphs 3.1 and 3.2 hereinabove.

4.    CONFIDENTIAL INFORMATION

      4.1 When either party ("Discloser") discloses to the other ("Disclosee") in connection with this Agreement any proprietary information with respect to Silicon Carbide Refractory Bricks (said proprietary information along with Silicon Carbide Refractory Brick Technology, hereinafter referred to as "Technical Information"), it is agreed that such disclosure of Technical Information is conditioned upon the following:

      4.2 Disclosee shall maintain in confidence and refrain from using for or on behalf of anyone other than Discloser and/or Disclosee (and/or Licensee's assignee if an assignment is made under paragraph 6.2 below) all Technical Information received from Discloser, whether such Technical Information is embodied in documentation or otherwise; provided that if Licensor is the Disclosee and Licensor receives proprietary information of Licensee in the course of providing technical assistance under this Agreement, then Licensor shall also refrain from using such proprietary information on its own behalf; and provided further that the obligations of this Article 4 shall not apply to any information which:

           4.2.1 is, at the time Disclosee receives it or shall thereafter become, part of the public domain except where this is due to Disclosee's own acts or omissions, or the acts or omissions of any of Disclosee's employees, or any third party acting on Disclosee's behalf;

           4.2.2 has been furnished or made known to Disclosee by any third party as a matter of right and without restriction on disclosure, provided that Disclosee does not know or have reason to know that such information was acquired by such third party directly or indirectly from Discloser under binder of secrecy; or

           4.2.3 was legally in Disclosee's possession at the time the parties entered into this Agreement as evidenced by written records, and was not acquired directly or indirectly from Discloser or a predecessor in interest of Discloser.

      4.3 Disclosee shall limit the disclosure of Discloser's Technical Information within Disclosee's organization to only those employees who are required to use such Technical Information in connection with the purposes for which such Technical Information was disclosed to Disclosee and shall maintain current a continuing list of the names of all of Disclosee's employees to whom such disclosure has been made, which list shall be made available to Discloser upon request.

5.    CONSIDERATION

      5.1 The parties hereto agree that in consideration of the rights and licenses granted and conveyed in this Agreement, Licensee shall pay to Licensor a fixed sum in the amount of Four Hundred and Fifty Thousand Dollars ($450,000.00). This sum shall be paid by Licensor to Licensee in the following manner:

           5.1.1 Licensee shall pay to Licensor a sum in the amount of One Hundred Thousand Dollars ($100,000.00) within thirty (30) days of the Effective Date of This Agreement.

           5.1.2 Licensee shall pay to Licensor a sum in the amount of One Hundred and Fifty Thousand Dollars ($150,000.00) within thirty (30) days of the earlier of:
                      a. the second anniversary of the Effective Date of This Agreement; or
                      b. Licensee's cumulative invoicing of One Million Dollars ($1,000,000) of gross sales of Licensed Product.

           5.1.3 Licensee shall pay to Licensor a sum in the amount of Two Hundred Thousand Dollars ($200,000.00) within thirty (30) days of the earlier of:
                      a. the fifth anniversary of the Effective Date of This Agreement, or
                      b. Licensee's cumulative invoicing of Four Million Five Hundred Thousand Dollars ($4,500,000) of gross sales of Licensed Product.

      5.2  All payments to Licensor under this Agreement shall be made in
           United States dollars at the office of Licensor set forth at the beginning of this Agreement or at such other place as Licensor may direct.
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      5.3  If Licensee fails to make any payment required to be made by it under this Agreement and Licensor initiates a mediation under paragraph 7.3 and/or a judicial proceeding to collect such payment or payments, then in addition to any payments that are due, Licensor shall be entitled to recover from Licensee reasonable attorneys' fees incurred by Licensor in connection with such mediation and/or judicial proceedings along with interest at the Prime Rate plus two
           (2) percent running from the time such payment or payments were due under this Agreement.

6.    TERM OF AGREEMENT

      6.1  The license granted in Article 2 above shall be perpetual.

      6.2 Licensee may assign its rights under this Agreement, including but not limited to the Sole License that is granted hereunder, provided that upon such assignment, the Sole License granted hereby to Licensee shall immediately be fully transferred to Licensee's assignee and shall terminate as to Licensee, and Licensee shall cease to use the Silicon Carbide Refractory Brick Technology furnished hereunder and the inventions embodied in the Licensed Patents, and shall turn over to Licensee's assignee all documentation and other physical forms embodying Technical Information (as defined in paragraph 4.1 above) together with all copies that may have been prepared by Licensee while such Technical Information was in Licensee's possession; and provided further that Licensee shall have a continuing obligation to comply with the confidentiality provisions of Article 4 above; and provided further that Licensee's assignee shall agree in writing, delivered to Licensor, that assignee shall be fully bound by all obligations of Licensee under this Agreement, including but not limited to the obligations of confidentiality set forth in Article 4 hereof. In the event that Licensee makes an assignment under this paragraph 6.2, Licensee shall give prompt notice of such assignment and the identity of the assignee to Licensor. The provisions of this paragraph 6.2 shall not oblige Licensee to cease manufacture of any product using technology or know-how which has been developed exclusively by it, or is part of the public domain, or lawfully furnished by a third party, or was in its possession prior to the Effective Date Of This Agreement.

      6.3 The provisions of this Agreement, including but not limited to the payment obligations set forth in Article 5, shall continue to be binding upon Licensee notwithstanding an assignment under paragraph 6.2 above.

      6.4 This Agreement shall be terminated, and no party shall be obligated hereunder, if this Agreement is not finally approved by the FTC on or before August 26, 1997.

7.    GENERAL

      7.1 During the term of this Agreement, Licensee shall diligently employ its best efforts in the manufacture of Silicon Carbide Refractory Bricks.

      7.2 Any notice or other communication to either party to this Agreement required or permitted hereunder shall be in writing and shall be sent by registered airmail, return receipt requested, postage prepaid, addressed to the address of such party set forth at the beginning of this Agreement or to such changed address as such party shall be deemed to have been served when delivered or, if delivery is not accepted by reason of the fault of the addressee, when tendered.

      7.3 All disputes arising in connection with this Agreement shall be finally settled by mediation held and conducted in Worcester, Massachusetts, U.S.A. in accordance with the rules of the American Arbitration Association. Judgment to enforce the agreement reached may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. In interpreting the provisions of this Agreement, the mediators shall apply the law of Massachusetts.

      7.4 This Agreement may be executed in several counterparts and each such counterpart shall be deemed an original hereof.

      7.5 Licensor warrants that prior to a final decision by the FTC, Licensor will not continue any further discussions with any other party regarding licensing Silicon Carbide Brick Technology.

IN WITNESS WHEREOF, Licensor and Licensee have caused this Agreement to be duly executed on the date first written above.

      LICENSOR COMPANY                 LICENSEE COMPANY


BY:   /s/ Robert C. Ayotte             BY    /s/ Gino N. Pala
      -------------------------             -------------------------
      Robert C. Ayotte                      Gino N. Pala
      President and CEO                     President and CEO
      Carborundum Corporation               Dixon Ticonderoga Company

Date: 11/22/96                         Date: 11/21/96


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                                APPENDIX A


U.S. Patent Number 4,578,363, "Silicon Carbide Refractories Having Modified
               Silicon Nitride Bond" dated March 25, 1986.